Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 12, 2024 relating to the financial statements of Allbirds, Inc. appearing in the Annual Report on Form 10-K of Allbirds, Inc. for the year ended December 31, 2023.

/s/ DELOITTE & TOUCHE LLP
San Francisco, California
March 12, 2024